Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

CENTURA SOFTWARE CORPORATION,

and

GUPTA HOLDINGS, LLC

January 15, 2001

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 15, 2001, by and between Centura Software Corporation, a Delaware corporation ("Seller"), and Gupta Holdings, LLC, a Delaware limited liability company ("Purchaser").

R E C I T A L S

A. Seller owns and operates the business described on Schedule 1.1 attached hereto (the "Business") through Seller's eBusiness division and several subsidiary corporations.

B. Prior to the Closing (as defined below), Seller will form "Gupta Technologies, LLC" as a single member limited liability company under the laws of the state of Delaware (the "Company") as provided herein and will contribute certain assets and liabilities of the Business to the Company in exchange for the sole membership interest in the Company (the "Membership Interest").

C. Seller desires to sell the Membership Interest to Purchaser, and Purchaser desires to purchase the Membership Interest from Seller, in each case on the terms and subject to the conditions of this Agreement.

A G R E E M E N T

In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined, capitalized terms used herein shall have the following meanings:

"Acquired Account Receivable" and "Acquired Accounts Receivable" shall have the meanings given to such terms in the Contribution Agreement.

"Action" shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation or other dispute.

"Adjusted Consolidated Net Revenue of the Company" shall mean, for any calendar year, the consolidated net revenue of the Company for such calendar year, determined in accordance with GAAP, consistently applied, excluding (i) any revenue not related to the Business as conducted on the Closing Date (e.g., revenue related to a business acquired by the Company after the Closing Date, but not excluding revenue derived from new customers for products and services related to the Business as conducted on the Closing Date); and (ii) Excluded Revenue.

"Agreement" shall mean this Membership Interest Purchase Agreement, as it may be amended or supplemented from time to time.

"Ancillary Agreement" and "Ancillary Agreements" shall have the meaning given to such terms in Section 4.2 hereof.

"Assumed Liabilities" shall have the meaning given to such term in the Contribution Agreement.

"Books and Records" shall mean all business, accounting, operating, and personnel records of Seller and the Subsidiaries relating to the Business and all other business records, books, ledgers and files of Seller and the Subsidiaries relating to the Business (in any form or medium), including the organizational documents and membership interest records of the Company.

"Business" shall have the meaning given to such term in Recital A to this Agreement.

"Centura Germany" shall have the meaning given to such term in Section 2.3(a) hereof.

"Centura Mexico" shall have the meaning given to such term in Section 2.3(a) hereof.

"Centura Netherlands" shall have the meaning given to such term in Section 2.3(a) hereof.

"Centura UK" shall have the meaning given to such term in Section 2.2 hereof.

"Closing" shall have the meaning given to such term in Section 9.1 hereof.

"Closing Date" shall have the meaning given to such term in Section 9.1 hereof.

"Closing Date Payment" shall have the meaning given to such term in Section 3.2 hereof.

"Coast Lien" shall mean the blanket lien on all of Seller's assets in favor of Coast Business Credit, a division of Southern Pacific Bank.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collections Payments" shall have the meaning given to such term in Section 3.4 hereof.

"Company" shall have the meaning given to such term in Recital B to this Agreement.

"Company's Pro Forma Statements and Projections" shall have the meaning given to such term in Section 4.9(b) hereof.

"Company Employees" shall have the meaning given to such term in Section 6.7 hereof.

"Compaq Agreement" shall have the meaning given to such term in Section 10.7 hereof.

"Contracts" shall mean all contracts, arrangements, licenses, Leases, understandings, purchase orders, invoices and other agreements, whether written or oral, relating to the Business to which Seller or any Subsidiary is a party, or by which Seller or any Subsidiary is bound.

"Contributed Assets" shall have the meaning given to such term in the Contribution Agreement.

"Contribution Agreement" shall have the meaning given to such term in Section 2.2 hereof.

"Damages" shall mean any claim, demand, loss, liability, damage or expense, including, without limitation, interest, penalties and reasonable attorneys', accountants' and experts' fees and costs of investigation incurred as a result thereof.

"December 27 Deferred Revenue Amount" shall have the meaning given to such term in Section 3.2(b) hereof.

"December 31 Deferred Revenue Amount" shall have the meaning given to such term in Section 3.2(b) hereof.

"December 27 Schedule of Deferred Revenue Liability" shall have the meaning given to such term in Section 3.2(b).

"December 31 Schedule of Deferred Revenue Liability" shall have the meaning given to such term in Section 3.2(b).

"Deferred Revenue Liability" shall mean, as of any date, the liability required to be recorded on Seller's financial statements under GAAP as of such date (without regard to the effect of the transactions contemplated by this Agreement) with respect to Service Contracts as to which Seller has received payment or recorded an account receivable but, as of such date, has not recognized the related service and support revenue.

"Employee Benefit Plan(s)" shall mean (i) any Employee Welfare Plan or any Pension Plan, (ii) any "multi-employer plan," as defined in Section 4001(a)(3) of ERISA, to which Seller or any Subsidiary has contributed or been obligated to contribute at any time or under which Seller or any Subsidiary may incur any liability, and which covers any employee of Seller or of any Subsidiary who may become a Company Employee, and (iii) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement, arrangement or commitment maintained by Seller or any Subsidiary (whether governed by U.S. Law or the Law of any foreign country in which Seller or any Subsidiary has any employees) which covers any employee of Seller or of any Subsidiary who may become a Company Employee.

"Employee Welfare Plan" shall mean any "employee welfare benefit plan," as defined in Section 3(1) of ERISA, which Seller or any Subsidiary sponsors or to which Seller or any Subsidiary contributes or is required to contribute, or under which Seller or any Subsidiary may incur any liability (whether governed by U.S. Law or the Law of any foreign country in which Seller or any Subsidiary has any employees), and which covers any employee of Seller or of any Subsidiary who may become a Company Employee, including each multi-employer welfare benefit plan.

"Encumbrances" shall mean any claim, lien, pledge, option, charge, mortgage, security interest, restriction, encumbrance or other right of third parties, of any kind or nature, including Tax liens.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Revenue" shall mean revenue recognized by the Company during the Royalty Period with respect to the Contracts (and in the amounts and for the periods) indicated under the caption "multi-year contracts" on Schedule 1.2 attached hereto and that portion of revenue with respect to the Contracts listed on Schedule 1.2 under the caption "Contracts With Material Channel Expense" that is required to be paid to third parties as a function of such revenue.

"Financial Statements" shall have the meaning given to such term in Section 4.9(a) hereof.

"GAAP" shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

"Governmental Authority" shall mean (i) any nation, state, county, city or other jurisdiction of any nature, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Gupta UK" shall have the meaning given to such term in Section 2.2 hereof.

"Indemnified Tax Liabilities" shall have the meaning given to such term in Section 12.1(a) hereof.

"Independent Auditor" shall have the meaning given to such term in Section 3.2(d) hereof.

"Initial Schedule of Deferred Revenue Liability" shall have the meaning given to such term in Section 3.2(b).

"Intellectual Property" shall mean (i) any and all trademarks, service marks, trade names, copyrights and patents (including registrations, licenses, and applications pertaining thereto) owned by or licensed to Seller or any Subsidiary that relate to, or are used by Seller or any Subsidiary in, the Business other than standard licenses to use ordinary, commercially available software and systems, and (ii) any and all trade secrets, know-how and any and all other intellectual property rights owned by or licensed to Seller or any Subsidiary that relate to, or are used by Seller or any Subsidiary in, the Business other than standard licenses to use ordinary, commercially available software and systems.

"Intellectual Property License" shall have the meaning given to such term in Section 7.5 hereof.

"International Liabilities" shall mean any and all Damages relating to, arising out of or otherwise resulting from the operation of Centura UK at any time or any of the International Subsidiaries through the Closing Date, including, but not limited to (i) any and all Damages relating to, arising out of or otherwise resulting from (A) any Actions involving Centura UK that relate to any activities of Centura UK, (B) any Actions involving any International Subsidiary that relate to activities of such International Subsidiary on or prior to the Closing Date, (C) any violation of any Law by Centura UK, or (D) any violation of any Law by any International Subsidiary on or prior to the Closing Date, (ii) all Indemnified Tax Liabilities relating to the International Subsidiaries, (iii) all obligations of Centura UK to its employees, (iv) all obligations of each International Subsidiary to its employees, including any obligation to pay compensation, bonuses, commissions, vacation pay, severance pay of any kind, or reimburse expenses to any employee with respect to any period ending on or prior to the Closing Date, and (v) any and all other obligations, liabilities and commitments of any Centura UK or any International Subsidiary other than liabilities, obligations and commitments of an International Subsidiary arising out of or relating to the Material Contracts and Leases listed on Schedule 4.13(a) or any Service Contract to which an International Subsidiary is a party, but in each such case only to the extent that such liabilities, obligations and commitments arise after the Closing Date and not including any such liabilities, obligations and commitments of such International Subsidiary resulting from or relating to any breach of any such Material Contract, Lease or Service Contract by such International Subsidiary occurring prior to the Closing Date.

"International Newco's" and "International Newco" shall have the meaning given to such terms in Section 2.3(c).

"International Subsidiaries" and "International Subsidiary" shall have the meaning given to such terms in Section 2.3(c).

"Laws" shall mean all laws of the any country or any political subdivision thereof, including, without limitation, all federal, state and local statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories or reported decisions of any court thereof.

"Leases" shall mean all leases, subleases, licenses and other lease agreements with respect to the Business, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which Seller or any Subsidiary leases, subleases, licenses or uses any real or personal property used by Seller or any Subsidiary in the conduct of the Business.

"Material Adverse Change" shall have the meaning given to such term in Section 4.11(k) hereof.

"Material Contracts" shall have the meaning given to such term in Section 4.13.

"Membership Interest" shall have the meaning given to such term in Recital B to this Agreement.

"Objection Notice" shall have the meaning given to such term in Section 3.3 hereof.

"Operating Agreement" shall have the meaning given to such term in Section 2.1 hereof.

"Overpayment" shall have the meaning given to such term in Section 3.3 hereof.

"Pension Plan" shall mean any "employee pension benefit plan," as defined in Section 3(2) of ERISA, which Seller or any Subsidiary sponsors or to which Seller or any Subsidiary contributes or is required to contribute, or under which Seller or any Subsidiary may incur any liability (whether governed by U.S. Law or the Law of any foreign country in which Seller or any Subsidiary has any employees), and which covers any employee of Seller or of any Subsidiary who may become a Company Employee, including all multi-employer pension plans.

"Permits" shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority of any jurisdiction that are necessary for the lawful conduct of the Business.

"Purchase Price" shall have the meaning given to such term in Section 3.2 hereof.

"Purchaser" shall have the meaning given to such term in the Preamble to this Agreement.

"Representative" shall mean any officer, director, principal, shareholder, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

"Requisite Consents" shall have the meaning given to such term in Section 7.4 hereof.

"Retained Intellectual Property" shall mean Seller's patents, trademarks and other intellectual property pertaining to the encryption of databases, including those relating to CenturaGarde and SafeGarde, and, to the extent made available as a general release, Velocis Version 4.0, as such component is intended to be integrated into the SQLBase product family.

"Royalties" shall have the meaning given to such term in Section 3.2 hereof.

"Royalty Adjustment Amount" shall have the meaning given to such term in Section 3.2(b) hereof.

"Royalty Cap" shall mean the amount equal to Six Million Dollars ($6,000,000) plus the Royalty Adjustment Amount.

"Royalty Payment Certificate" shall have the meaning given to such term in Section 3.3 hereof.

"Royalty Period" shall have the meaning given to such term in Section 3.2 hereof.

"Seller" shall have the meaning given to such term in the Preamble to this Agreement.

"Service Contract" shall mean any contract pursuant to which Seller is required to provide maintenance services, support services, software updates, training or consulting services.

"Service Period" shall mean, with respect to any Service Contract, the period prescribed in such Service Contract as either the initial period during which Seller is obligated to provided maintenance services, support services, software updates, training or consulting services under such Service Contract (which shall commence on the "effective date" of such Service Contract as specified therein) or any renewal period under such Service Contract.

"Subleases" shall have the meaning given to such term in Section 7.8 hereof.

"Subsidiary" and "Subsidiaries" shall have the meanings given to such terms in Section 4.5 hereof.

"Tax(es)" shall mean all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property, sales, use, transfer, gains, ad valorem or value added, stamp, payroll, windfall, profits, gross receipts, employment, withholding, social security, workers' compensation, unemployment compensation, documentation, license, registration, customs duties, tariffs, net worth and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

"Tax Return" shall mean any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

"Underpayment" shall have the meaning given to such term in Section 3.3 hereof.

ARTICLE 2

CONTRIBUTION OF THE BUSINESS TO THE COMPANY

2.1 Formation of the Company. On or prior to the Closing Date, Seller shall (i) form "Gupta Technologies, LLC", as a single member limited liability company under the laws of the State of Delaware, and (ii) enter into an operating agreement with the Company in such form as may be reasonably requested by Purchaser no later than two business days prior to the anticipated Closing Date (the "Operating Agreement"). Seller shall take, and shall cause the Company to take, any and all action that can be taken prior to the Closing to ensure that the Company will be treated for all periods from inception as a disregarded entity for federal and state Tax purposes and that it shall not be treated as a corporation for federal or state Tax purposes. Prior to the Closing, Seller shall cause the Company to execute an agreement, in form and substance reasonably satisfactory to Seller and Purchaser, pursuant to which the Company will (x) assume responsibility, jointly and severally with Purchaser, for the payment of all Royalties payable pursuant to Section 3.2 and 3.3 and (y) agree, for the benefit of Seller, to be bound by the covenants set forth in Section 10.8.

2.2 Formation of Gupta Technologies Ltd. Prior to the Closing, Seller shall (i) form, or cause its subsidiary , Centura Software Ltd. ("Centura UK") to form, Gupta Technologies Ltd. ("Gupta UK"), as a single member limited company under the laws of the United Kingdom, (ii) enter into, or cause Centura UK to enter into, an operating agreement with Gupta UK in such form as may be reasonably requested by Purchaser and (iii) cause all assets of Centura UK related to the Business (other than cash and cash equivalents and accounts receivable that do not meet the definition of Acquired Accounts Receivable), to be conveyed, contributed or otherwise transferred to Gupta UK and cause all of the employees of Centura UK who are employed in the Business to terminate their employment with Centura UK and accept employment with Gupta UK (on substantially the same terms as they were employed by Centura UK). Seller shall take, and shall cause Centura UK and Gupta UK to take, any and all action that can be taken prior to the Closing to ensure that Gupta UK will be treated for all periods from inception as a disregarded entity for federal and state Tax purposes and not as a corporation.

2.3 Other International Subsidiaries.

(a) Certain Subsidiaries to be Contributed to the Company. As of the date hereof, the parties have agreed that the Contributed Assets shall include the capital stock of, or other ownership interests in, Gupta UK, which is to be formed prior to the Closing as provided in Section 2.2, and the following non-U.S. Subsidiaries: Centura Software GmbH ("Centura Germany"); Centura Software B.V. ("Centura Netherlands"); and Centura Software de Mexico S.A. de C.V. (Centura Mexico).

(b) Other Subsidiaries to be Contributed to the Company. No later than January 26, 2001, Purchaser shall inform Seller in writing which, if any, of the other non-U.S. Subsidiaries Purchaser would like Seller to contribute to the Company as a Contributed Asset and Seller shall take all steps necessary to be able to effect the contribution of the capital stock of, or other ownership interests in, such non-U.S. Subsidiaries to the Company on the Closing Date; provided, however, that, prior to the contribution of any such non-U.S. Subsidiary, Seller shall have the right to distribute out to itself for no consideration any and all cash and cash equivalents of such non-U.S. Subsidiary and any and all accounts receivable of such non-U.S. Subsidiary that do not meet the definition of Acquired Accounts Receivable. Seller shall take, or cause to be taken, any and all action that can be taken prior to the Closing to ensure that each such non-U.S. Subsidiary to be contributed to the Company shall be treated, as of immediately prior to the Closing Date, as a disregarded entity for federal and state Tax purposes, and not as a corporation.

(c) The Formation of Other Subsidiaries. The provisions of Section 2.3(b) notwithstanding, Purchaser shall have the right, exercisable through the close of business on January 19, 2000, to request that the operations of the Business conducted by any non-U.S. Subsidiary other than Centura Netherlands, Centura Mexico or Centura Germany be treated in the same manner as is provided in Section 2.2 with respect to the operations of Centura UK (i.e., that the appropriate assets and employees of such non-U.S. Subsidiary be transferred to a newly formed legal entity formed under the laws of the same country as such non-U.S. Subsidiary and that the capital stock of, or other membership interests in, such new legal entity be contributed to the Company as a Contributed Asset rather than have the capital stock of, or other ownership interests in such non-U.S. Subsidiary contributed to the Company as otherwise provided in Section 2.3(b)). (Any such newly formed legal entities, including Gupta UK, are referred to herein collectively as the "International Newco's" and individually as an "International Newco" and the International Newco's (including Gupta UK), together with Centura Germany, Centura Netherlands, Centura Mexico and any other non-U.S. Subsidiaries that Purchaser requests Seller to contribute to the Company pursuant to Section 2.3(b) are collectively referred to herein as the "International Subsidiaries" and individually as an "International Subsidiary."). Seller shall take, or shall cause to be taken, any and all action that can be taken prior to the Closing to ensure that each International Newco will be treated for all periods from inception as a disregarded entity for federal and state Tax purposes and not as a corporation.

(d) Certain Tax Consequences. The parties acknowledge and agree that (i) (A) the formation of the International Newco's, (B) the actions taken to ensure that the International Subsidiaries are treated as disregarded entities for federal and state Tax purposes as required hereby, (C) the contribution of the International Subsidiaries to the Company and (D) the distribution of certain assets and liabilities from one or more Subsidiaries, all as contemplated by Sections 2.2, 2.3(a), 2.3(b) and 2.3(c), may result in the imposition of Taxes on Seller, the Company, or an International Subsidiary, and (ii) all such Taxes, whenever payable, are the responsibility of Seller and are intended to be included within the scope of the term "Indemnified Tax Liabilities." Recognizing Seller's obligation to pay such Taxes and desiring to assist Seller in limiting such Taxes to the maximum extent permitted by Law, Purchaser agrees to cooperate with Seller in good faith prior to the Closing to evaluate and assess the Taxes resulting from the transactions described in clause (i) of the immediately preceding sentence and to enter into such supplemental agreements and arrangements as Seller may reasonably request to minimize, to the extent permitted by Law, such Taxes, with the understanding that any such agreements are intended to preserve for Purchaser and the Company the same economic result, on an after-tax, net present value basis, as if no such Taxes resulted from such transactions.

2.4 Contribution of the Business to the Company. On or prior to the Closing Date, Seller shall enter into a contribution agreement with the Company in substantially the form of Exhibit A attached hereto (the "Contribution Agreement") and, pursuant thereto, (i) Seller shall contribute to the Company the Contributed Assets (which include, without limitation, the capital stock of, or other ownership interests in, each of the International Subsidiaries), free and clear of all Encumbrances other than the Coast Lien, (ii) Seller shall assign to the Company the Assumed Liabilities, and (iii) the Company shall assume the Assumed Liabilities.

ARTICLE 3

PURCHASE AND SALE

3.1 Purchase of the Membership Interest. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign and deliver the Membership Interest to Purchaser , and Purchaser shall purchase and acquire the Membership Interest from Seller, free and clear of all Encumbrances.

3.2 The Purchase Price.

(a) The Closing Date Payment, Royalties and Collections Payments. Subject to adjustment as provided in Section 3.2(c) below, the purchase price to be paid for the Membership Interest (the "Purchase Price") shall consist of: (i) an initial payment of Four Million Dollars ($4,000,000) (the "Closing Date Payment") to be paid by Purchaser to Seller at Closing by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such written designation to be given no later than two (2) business days prior to the anticipated Closing Date); (ii) royalty payments for the four year period commencing January 1, 2002 and ending December 31, 2005 (the "Royalty Period") equal to six percent (6%) of the Company's Adjusted Consolidated Net Revenue for such four year period in an amount up to the Royalty Cap, to be paid when and as provided in, and subject to the provisions of, Section 3.3 below (collectively, "Royalties"); and (iii) Collections Payments in an amount up to $427,000 to be paid when and as provided in, and subject to the provisions of Section 3.4 below).

(b) Computation of Royalty Adjustment Amount. Attached hereto as Schedule 3.2(b) is a schedule of the Deferred Revenue Liability of the Business as of November 30, 2000 (after giving effect to any required amortization thereof applicable to periods prior to and including such date (the "Initial Schedule of Deferred Revenue Liability"). As promptly as practical after the execution of this Agreement, and in any event prior to the Closing Date, Seller shall revise the Initial Schedule of Deferred Revenue Liability to (i) add the amount of additional Deferred Revenue Liability related to the Business that is accrued after November 30, 2000 through and including December 27, 2000 and (ii) subtract the amount of Deferred Revenue Liability that is amortized during the period from November 30, 2000 through and including December 27, 2000, in order to reflect the total amount of Deferred Revenue Liability related to the Business as of the close of business on December 27, 2000 (such updated and revised schedule is referred to herein as the "December 27 Schedule of Deferred Revenue Liability" and the aggregate amount of Deferred Revenue Liability reflected on the December 27 Schedule of Deferred Revenue Liability is referred to herein as the "December 27 Deferred Revenue Amount"). Concurrently with the preparation of the December 27 Schedule of Deferred Revenue Liability, and in any event prior to the Closing Date, Seller shall also update and revise the December 27 Schedule of Deferred Revenue Liability to (x) add the amount of additional Deferred Revenue Liability related to the Business that is accrued after December 27, 2000 through and including December 31, 2000 and (y) subtract the amount of Deferred Revenue Liability that is amortized during the period after December 27, 2000 through and including December 31, 2000, in order to reflect the total amount of Deferred Revenue Liability related to the Business as of the close of business on December 31, 2000 (such updated and revised schedule is referred to herein as the "December 31 Schedule of Deferred Revenue Liability" and the aggregate amount of Deferred Revenue Liability reflected on the December 31 Schedule of Deferred Revenue Liability is referred to herein as the "December 31 Deferred Revenue Amount"). The amount equal to the December 31 Deferred Revenue Amount minus the sum of (i) December 27 Deferred Revenue Amount plus (ii) $427,000 is referred to herein as the "Royalty Adjustment Amount", provided, however, that if such amount is a negative number, then the "Royalty Adjustment Amount" shall be equal to zero plus (iii) any deferred revenue that is recorded after December 27, 2000 and on or prior to December 31, 2000 that relates to a Service Period beginning on or prior to December 27, 2000 under any Service Contract. Seller shall deliver the December 27 Schedule of Deferred Revenue Liability, the December 31 Schedule of Deferred Revenue Liability, and the computation of the Royalty Adjustment Amount, certified in each case by the chief financial officer of Seller, to Purchaser as soon as such schedules are completed, but in no event later than five (5) business days prior to the anticipated Closing Date.

(c) Adjustment to the Closing Date Payment. The Closing Date Payment shall be (i) reduced by the sum of (A) the amount of any cash received by Seller on or prior to the Closing in payment of any account receivable of the Business that relates to (x) product license revenue, if such account receivable was accrued on or after January 1, 2001 or (y) service and support revenue to be recognized under any Service Contract with respect to a Service Period commencing on or after December 28, 2000, regardless of when such account receivable was accrued, plus (B) the amount, if any, of any open credit memos issued by Seller or any Subsidiary as of December 27, 2000 that are related to the Business and that pertain to, and are representative of a future obligation of Purchaser, and specifically excludes open credit memos that are applicable to open invoices issued by Seller or any Subsidiary as of December 31, 2000], plus (C) the amount, if any, by which the December 31 Deferred Revenue Amount exceeds $12,000,000 and (ii) increased by an amount equal to $20,773 times the number of full calendar days in the period beginning on and including January 1, 2001 and ending on but not including the Closing Date.

(d) Review by Purchaser. Purchaser shall have the right to review Seller's computation of the adjustment of the Closing Date Payment and Seller's computation of the Royalty Adjustment Amount for a period of up to 90 days following the Closing. If, as a result of such review, Purchaser disagrees with any aspect of such computations, Purchaser shall deliver a written notice of disagreement (prior to the expiration of the 90 day review period) to Seller setting forth the basis for such dispute in reasonable detail. Upon receipt of such notice, Seller and Purchaser shall meet and confer and shall attempt in good faith to resolve such dispute for a period of at least 15 days, or such longer period as they shall mutually agree. If Seller and Purchaser cannot reach agreement within such 15 day (or longer) period, then such dispute shall be referred to an independent certified public accounting firm that does not currently perform accounting services for Purchaser, Seller or any affiliate of Purchaser or Seller (an "Independent Auditor") and the Independent Auditor shall, as promptly as may be reasonably practicable, resolve such disagreement, which determination shall be final and binding on Seller and Purchaser. Upon making such determination, the Independent Auditor shall promptly notify both Seller and Purchaser of the correct amount by which the Closing Date Payment should have been adjusted and Purchaser or Seller, as the case may be, shall, within five (5) business days of the receipt of such notice, make such payment as shall be necessary to achieve the result that the Closing Date Payment was adjusted by the correct amount. In connection with the resolution of any such disagreement, Seller and Purchaser shall pay their own legal and accounting fees and expenses and shall each bear one half of the fees and expenses of any Independent Auditor

3.3 Payment of Royalties. No later than sixty (60) calendar days following each six-month period ending December 31 or June 30 in the Royalty Period, Purchaser shall prepare and deliver to Seller a certificate, verified as to accuracy by Purchaser's Chief Financial Officer (the "Royalty Payment Certificate") certifying the Adjusted Consolidated Net Revenues of the Company for such six-month period. Concurrently with the delivery of the Royalty Payment Certificate, Purchaser or the Company shall, subject to the Royalty Cap and the provisions of Section 11.3, pay by corporate check (or by wire transfer if Seller has provided Purchaser with wire transfer instructions) an amount equal to the Royalties for such six month period. The Company shall keep complete and accurate records with respect to its Adjusted Consolidated Net Revenues during the Royalty Period and shall furnish any information which Seller may reasonably request from time to time to enable Seller to review the amounts payable hereunder. Seller shall have the right, on reasonable notice and at Seller's sole expense, to examine, during normal business hours, such records and accounts as may be relevant to determining the amount of any Royalties due hereunder. In the event that Seller believes that an error has been made in the computation of any Royalties, Seller shall give written notice setting forth the basis for such belief (an "Objection Notice") within thirty (30) calendar days after receipt of any Royalty Payment Certificate. The failure to deliver an Objection Notice within thirty (30) calendar days after receipt of any Royalty Payment Certificate shall be deemed to constitute a final and binding agreement by Seller with Purchaser's computation of the Royalties as set forth in such Royalty Payment Certificate. In the event that Seller gives written notice in a timely manner to Purchaser that Seller believes that an error has been made in computing any Royalties, Purchaser and Seller shall promptly meet and confer and work together in good faith to resolve such disagreement. In the event that they are unable to resolve such disagreement within thirty (30) calendar days (or such longer period as they may mutually agree), then the matter shall be submitted to an Independent Auditor for binding resolution of such disagreement. In the event that any such matter is referred to an Independent Auditor, Purchaser shall make available to such Independent Auditor such books and records (including, without limitation, financial records and statements) and such employees, officers and directors as such Independent Auditor may request. In connection with the resolution of any dispute, Seller and Purchaser shall pay their own legal and accounting fees and expenses and shall each bear one half of the fees and expenses of any Independent Auditor; provided, however, that (i) in the event that the Independent Auditor determines that additional Royalties are owing (the difference between the total amount of the Royalties determined to be due by the Independent Auditor and the amount of the Royalties actually paid by Purchaser or the Company prior to the engagement of the Independent Auditor is referred to in such event as the "Underpayment"), then Purchaser shall pay such portion of Seller's legal and accounting fees incurred in connection with such determination as shall equal two times the amount of the Underpayment and, if the amount of the Underpayment is more than 5% of the amount of the Royalties actually paid by Purchaser or the Company prior to the engagement of the Independent Auditor, then Purchaser or the Company shall also pay all of the fees and expenses of the Independent Auditor, and (ii) in the event that the Independent Auditor determines that the Royalties actually paid by Purchaser prior to the engagement of the Independent Auditor exceeded the amount of the Royalties required to be paid (the difference between the amount of the Royalties determined to be due by the Independent Auditor and the amount of the Royalties actually paid by Purchaser or the Company prior to the engagement of the Independent Auditor is referred to in such event as the "Overpayment"), then Seller shall pay such portion of Purchaser's legal and accounting fees incurred in connection with such determination as shall equal two times the amount of the Overpayment and, if the amount of the Overpayment is more than 5% of the amount of the Royalties actually paid by Purchaser (or the Company) prior to the engagement of the Independent Auditor, then Seller shall also pay all of the fees and expenses of the Independent Auditor. If the Independent Auditor determines that there has been an Underpayment, then Purchaser shall pay the amount of the Underpayment, together with interest at the rate of 12% per annum from the date of the Royalty Payment Certificate, to Seller within five (5) business days of receipt of the written determination from such Independent Auditor. If the Independent Auditor determines that there has been an Overpayment, then Seller shall refund the amount of the Overpayment, together with interest at the rate of 12% per annum from the date of the Royalty Payment Certificate, to Purchaser within five (5) business days of receipt of the written determination from such Independent Auditor. If any Royalty Payment Certificate is not delivered to Seller when due, or if payment of the undisputed amount of Royalties due is not made to Seller when due, then Purchaser and the Company shall also pay Seller interest at the rate of 12% per annum on all overdue Royalties and shall also reimburse Seller for any and all costs of collection, including reasonable attorneys' fees.

3.4 Collections Payments. Purchaser shall pay, or shall cause the Company to pay, 22% of the dollar amount of the Company's collections from and after the Closing Date with respect to Acquired Accounts Receivable (the "Collections Payments") as provided in this Section 3.4; provided, however, that the aggregate amount of the Collections Payments shall not exceed $427,000. On or before the 10th day of each full month following the Closing Date, Purchaser shall pay, or shall cause the Company to pay, to Seller by corporate check the Collections Payments required to be paid for the immediately preceding month (or longer period beginning with the Closing Date, with respect to the first such payment) based on the collections realized during such month (or longer period) with respect to Acquired Accounts Receivable. Each such payment shall be accompanied by a certificate signed by the chief financial officer of the Company certifying the amount of the collections realized with respect to Acquired Accounts Receivable during the period covered by such certificate and payment.

3.5 Allocation of the Purchase Price. The Purchase Price and the Assumed Liabilities shall, for income tax purposes, be allocated among the Contributed Assets in accordance with the principles set forth in Schedule 3.5 hereto and with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Such allocation shall be used by the parties for all federal and state tax reporting purposes.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the following statements are true and complete and not misleading:

4.1 Organization and Existence. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company, when formed, will be a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own and operate the Business and to carry on the Business as presently conducted. Seller is qualified to do business as a foreign corporation in the jurisdictions listed on Schedule 4.1 attached hereto and is not required to be so qualified in any other jurisdiction.

4.2 Authorization. Seller has the requisite power and authority to enter into this Agreement, the Operating Agreement, the Contribution Agreement and the Intellectual Property License (each, an "Ancillary Agreement" and collectively, the "Ancillary Agreements"), to perform each of its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller have been duly authorized by all necessary action on the part of Seller. Without limiting the generality of the foregoing, Seller is not required by applicable Law or by the rules of the Nasdaq National Market to obtain stockholder approval in order to consummate the transactions contemplated by this Agreement.

4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Seller, and each of the Ancillary Agreements will be, at Closing, duly executed and delivered by Seller and the Company. This Agreement constitutes, and each of the Ancillary Agreements will constitute at Closing, a legal, valid and binding agreement of Seller and the Company (with respect to the Ancillary Agreements only), enforceable against Seller and the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

4.4 The Company.

(a) Ownership of the Contributed Assets. As of the Closing Date, the Company will own the Contributed Assets free and clear of all Encumbrances. Except for the accounts receivable being retained by Seller, the Retained Intellectual Property (which will be licensed to the Company pursuant to the Intellectual Property License) and the non-U.S. assets that Purchaser and Seller mutually agree will not be acquired by the Company as contemplated by Section 2.2, the Contributed Assets constitute all of the assets used by Seller in the Business and are sufficient for the continued operation of the Business following the Closing in substantially the same manner as the Business is conducted as of the date of this Agreement.

(b) Ownership of the Company. As of the Closing Date, the Membership Interest will be the only outstanding membership interest of the Company and will be owned, of record and beneficially, by Seller, free and clear of all Encumbrances and preemptive or subscription rights. There will be no outstanding subscription, option, warrant, call, right, preemptive right or other agreement or commitment obligating the Company to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any economic, voting or any other type of membership or other interest in the Company.

4.5 Subsidiaries and Joint Ventures. Schedule 4.5 attached hereto sets forth a complete and accurate list of each subsidiary of Seller (each, a "Subsidiary" and collectively, the "Subsidiaries"), indicating in each case the ownership of such Subsidiary and the jurisdiction of formation for such Subsidiary. Each International Subsidiary is duly organized, validly existing and in good standing under the laws of the country in which it is incorporated or organized and has all requisite power and authority to own and operate such portion of the Business as is owned or operated by such International Subsidiary and to carry on such portion of the Business as is presently conducted by such International Subsidiary. Except to the extent contemplated by Sections 2.2, 2.3 and 2.4, the Company will not have any direct or indirect ownership interest or investment of any kind in any Subsidiary or in any other corporation or other entity as of the Closing Date and will not be a party to any joint venture with any other entity or person, whether or not structured as a subsidiary.

4.6 No Conflict or Violation. Neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby (including, without limitation, the contribution of the Business to the Company as contemplated hereby), will result in (i) a violation of, or a conflict with, the charter documents of Seller or any Subsidiary or of any subscription, stockholders', members' or similar agreement or understanding to which Seller or any Subsidiary is a party; (ii) assuming the procurement of all consents listed on Schedule 4.7, a material breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any Contract listed on Schedule 4.13 or Permit; (iii) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, Seller or any Subsidiary of any severance, termination, "golden parachute," or other similar payment, whether pursuant to a Contract or under applicable law; (iv) a violation by Seller or any Subsidiary of any applicable Law, the violation of which would reasonably be expected to have a material adverse effect on Seller or the Business; (v) a violation by Seller or any Subsidiary of any order, judgment, writ, injunction decree or award to which Seller or any Subsidiary is a party or by which, Seller, any Subsidiary or the Business is affected; or (vi) an imposition of an Encumbrance on the Membership Interest or the Contributed Assets.

4.7 Consents and Approvals. Except as set forth on Schedule 4.7 attached hereto, no material consent and except to the extent that the absence thereof would not reasonably be expected to have a material adverse effect on Seller or the Business, no Permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other person or entity is required to be made or obtained by Seller, any Subsidiary or the Company by virtue of the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the contribution of the Business to the Company as contemplated hereby) in order to enable Purchaser to own the Membership Interest and to permit the Company to continue the lawful operation of the Business following the Closing Date in substantially the same manner as it is presently conducted by Seller and the Subsidiaries.

4.8 Pending Litigation. Schedule 4.8 attached hereto sets forth a complete and correct list of all pending Actions and, to the knowledge of Seller, any threatened Actions that are materially related to the Business, whether private or public, which could materially affect the ability of Seller to contribute the Business to the Company as contemplated hereby or to consummate the sale of the Membership Interest to Purchaser as contemplated hereby, or otherwise to perform any of Seller's obligations under this Agreement or under any of the Ancillary Agreements or which would reasonably be expected to materially and adversely affect the Business.

4.9 Financial Information.

(a) Financial Statements. Seller has furnished to Purchaser copies of (i) Seller's audited consolidated balance sheets at December 31, 1998 and December 31, 1999, and the related consolidated statements of income for the fiscal years then ended, and (ii) Seller's unaudited consolidated balance sheet at September 30, 2000 and the related consolidated statements of income for the period then ended (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP on a consistent basis during the respective periods, and fairly present in all material respects the financial condition of Seller at the respective dates thereof and the results of operations of Seller for the respective periods covered by the statements of income contained therein. The Financial Statements are attached hereto as Schedule 4.9(a).

(b) Company Projections. Seller has furnished to Purchaser copies of (i) the pro forma income statement for the Business for the year ending December 31, 2000 based on the historical results of operations for the period through September 30, 2000 and Seller's projected results of operations for the fiscal quarter ending December 31, 2000 and (ii) projections for fiscal years 2001, 2002, and 2003 (collectively, the "Company's Pro Forma Statements and Projections"). The Company's Pro Forma Statements and Projections (i) have been prepared in good faith, (ii) represent Seller's best estimate of the results of operations for the periods presented therein based on the assumptions set forth therein, (iii) are based on the assumptions set forth therein, which Seller reasonably believes to be fair and reasonable (including, without limitation, all assumptions with respect to the reduction of selling and other costs), and (iv) with respect to the portion of the pro forma income statement for fiscal year 2000 that has been derived from Seller's historical financial statements, are consistent with Seller's books and records and accurately reflect in all material respects the operations of the Business for such period; provided, however, that the foregoing representations in this Section 4.9(b) are conditioned upon Purchaser's acknowledgement that the Company's Pro Forma Statements and Projections are estimates based on assumptions related to future events, that actual results may vary from such estimates and that estimates are not to be understood as a guarantee or a representation of the Company that such results will be achieved. The Company's Pro Forma Statements and Projections are attached hereto as Schedule 4.9(b).

4.10 Additional Liabilities. Except as set forth on Schedule 4.10 attached hereto, neither Seller nor any Subsidiary has any material liabilities or obligations (absolute, accrued, contingent or otherwise) related to the Business other than (i) liabilities reflected on the Financial Statements, (ii) immaterial liabilities or obligations not required to be included in the Financial Statements under GAAP, and (iii) liabilities incurred since September 30, 2000 in the ordinary course of business.

4.11 Absence of Certain Changes. Except as set forth on Schedule 4.11 attached hereto, since September 30, 2000:

(a) Seller and the Subsidiaries have operated the Business only in the ordinary course;

(b) No Material Contract has expired or been rescinded or terminated by agreement of the parties;

(c) Neither Seller nor any Subsidiary has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material assets related to the Business other than in the ordinary course of business;

(d) Neither Seller nor any Subsidiary has acquired any material assets related to the Business, except in the ordinary course of business, nor acquired or merged with any other business related to the Business;

(e) No material Encumbrances have been incurred or created on any of the assets related to the Business of Seller or any Subsidiary;

(f) No asset or property material to the conduct of the Business has been destroyed, damaged or otherwise lost (whether or not covered by insurance);

(g) Neither Seller nor any Subsidiary has increased the salary or other compensation payable or to become payable to any employee who may become a Company Employee or obligated itself to pay any bonus or other additional salary or compensation to any such employee other than in the ordinary course of business;

(h) Neither Seller nor any Subsidiary has made any material change related to the Business in any pricing, marketing, purchasing, allowance or tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or made any material tax election or settled or compromised any material income tax liability with any Governmental Authority.

(i) There has been no waiver or amendment of any material right relating to Seller or any Subsidiary which would reasonably be expected to be material to the conduct of the Business;

(j) There has been no agreement to take any action described above; and

(k) There has been no material adverse change in the earnings, prospects, properties or condition, financial or otherwise, relating to or in respect of the Business (a "Material Adverse Change").

4.12 Real Property. Schedule 4.12 attached hereto sets forth a complete and correct list of (i) all real property owned by Seller that is used in the Business and (ii) all real property used in the Business that is leased by Seller or a Subsidiary from an unrelated third party. Seller has a valid leasehold interest in all such leased real property free and clear of all Encumbrances other than the Coast Lien.

4.13 Material Contracts.

(a) Schedule 4.13(a) attached hereto sets forth a complete list of all contracts material to the business in effect on the date of this agreement (the "Material Contracts"), including, the following Contracts relating to the Business: all (i) security agreements and other agreements to which Seller or any Subsidiary is a party involving the borrowing of money by, or any extension or credit to, Seller or any Subsidiary; (ii) agreements or commitments to make material capital expenditures with respect to the Business; (iii) agreements to sell, lease or otherwise dispose of any material assets or properties of Seller or any Subsidiary other than in the ordinary course of business; (iv) agreements limiting the freedom of Seller or any Subsidiary to compete in any line of business or in any geographic area or with any person; (v) Leases; (vi) joint venture agreements and partnership agreements to which Seller or any Subsidiary is a party; including contractual arrangements with business partners that involve royalty payments or similar revenue sharing arrangements, (vii) Contracts that involve payments or receipts of either (A) more than $100,000 annually or (B) $500,000 in the aggregate over the life of such contract or arrangement or other agreement; (viii) agreements that require the payment of commissions or similar channel expenses such as distribution, sales rep and similar agreements and (ix) employment agreements, severance agreements or other similar agreements relating to the Business to which Seller or any Subsidiary is a party. Seller has provided Purchaser with access to complete and accurate copies or descriptions of all such Contracts. All of the Material Contracts are valid and in full force and effect and Seller and each Subsidiary has duly performed all of their respective obligations under each Material Contract to which it is a party and, to Seller's knowledge, no default, violation or breach by Seller or any Subsidiary under any Material Contract has occurred which affects the enforceability of such Material Contract, any party's rights thereunder, or which might give rise to any Damages where any of the foregoing would reasonably be expected to have a material adverse effect on the Business. None of the Material Contracts to which Seller or any Subsidiary is a party or by which Seller or any Subsidiary is bound or pursuant to which any aspect of the Business is conducted, set forth in clauses (i) through (ix) above is an oral contract.

(b) Schedule 4.13(b) identifies those Material Contracts and Leases to which an International Subsidiary is a party or by which an International Subsidiary is bound.

4.14 Customers and Suppliers. To Seller's knowledge, there are no outstanding disputes with any customer or supplier of Seller or any Subsidiary materially relating to the Business, and no such customer or supplier of the Business has indicated that it will not do business with (or that it will materially reduce its business with) Seller or any Subsidiary (or the Company) in the future or following the consummation of the transactions contemplated hereby.

4.15 Intellectual Property. Schedule 4.15 attached hereto sets forth a complete and correct list of all patents, patent applications, registered trademarks, service marks, trade names and copyrights included in the Intellectual Property and of all Intellectual Property licensed from any third party (other than shrink wrapped software that is generally available in the commercial markets such as word processing programs). The Intellectual Property constitutes all of the proprietary rights necessary and sufficient for the lawful and efficient operation of the Business as presently conducted (except for the Retained Intellectual Property). The Intellectual Property is owned by Seller (or if owned by a Subsidiary, by such Subsidiary, as indicated on Schedule 4.15) free and clear of all Encumbrances or Seller (or if licensed by a Subsidiary, such Subsidiary, as indicated on Schedule 4.15) has a valid license to use the same. Seller and the Subsidiaries have taken all steps necessary to (i) ensure that all copyrightable Intellectual Property is eligible for protection under applicable copyright law and has not been forfeited to the public domain by omission of any required notice or any other action and (ii) protect the trade secrets and other confidential information of Seller and the Subsidiaries. Without limiting the generality of the foregoing, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any Intellectual Property for Seller or any Subsidiary, have (x) been party to a "work-for-hire" arrangement or agreement with Seller or such Subsidiary in accordance with applicable Law that has accorded Seller and such Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property arising as a result of such contributions or participation, or (y) have executed appropriate instruments of assignment in favor of Seller or such Subsidiary as assignee that have conveyed to Seller or such Subsidiary full, effective and exclusive ownership of all Intellectual Property arising as a result of such contributions or participation. To Seller's knowledge, no claims have been made to Seller or any Subsidiary by any person or entity that Seller or such Subsidiary does not own or have the right to use any Intellectual Property, or that the use of any Intellectual Property in the Business materially infringes the intellectual property rights of any third party, and Seller knows of no valid basis for any such claim. To Seller's knowledge, the use of the Intellectual Property in the Business does not materially infringe the intellectual property rights of any person under any Laws and neither Seller nor any Subsidiary is materially infringing upon any intellectual property owned by any other person in connection with the Business. To Seller's knowledge, neither Seller nor any Subsidiary is in default, and no third party is in default, under any license, sublicense or agreement material to the Business by which Seller or any Subsidiary holds, or has given to others the right to use, any Intellectual Property.

4.16 Books and Records. Seller and each Subsidiary has made and kept (and given Purchaser access to) the Books and Records which, in reasonable detail, accurately and fairly reflect the activities and transactions of the Business.

4.17 Employees.

(a) Schedule 4.17(a) attached hereto sets forth a complete and accurate list of the names and current compensation levels of all salaried employees (a) who are employed by Seller or any Subsidiary as of the date of this Agreement and (b) whose primary employment is with the Business as of the date of this Agreement (the "Employees"), indicating in each case (i) such Employee's date of hire, (ii) such Employee's current position, (iii) such Employee's salary level, (iv) whether such Employee is employed by Seller or by a Subsidiary, (v) whether such Employee is employed on an at-will basis or is subject to contractual limitations on the employer's ability to terminate such employment, (vi) whether such Employee is on any type of leave of absence, (vii) whether such Employee has the right to receive any severance pay or other compensation from Seller or any Subsidiary upon the termination of his or her employment, whether pursuant to a written or oral agreement or arrangement, any policy of Seller or any Subsidiary or by operation of Law (including, without limitation, the Laws of any foreign country in which any such Employee is employed), and (viii) whether such Employee has a written or oral employment agreement providing for employment for any specified period of time or providing for any benefits (other than health insurance), profit sharing, equity incentives or other rights.

(b) Seller and the Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and occupational safety and health, and neither Seller nor any Subsidiary has engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act or any other Law (including, without limitation, the Laws of any foreign country in which Seller or any Subsidiary has any employees). There is no unfair labor practice, charge, or complaint or any other matter against or involving Seller or any Subsidiary pending or, to the knowledge of Seller, threatened before the National Labor Relations Board or any Governmental Authority (including, without limitation, Governmental Authorities in any foreign country in which Seller or any Subsidiary has any employees) pertaining to the Business or the employees involved in the Business. There is no labor strike, dispute, slowdown, or stoppage pending or threatened against Seller or any Subsidiary pertaining to the Business or the employees employed in the Business. No certification question or organizational drive exists or has existed within the past two (2) years with respect to the employees of the Business. There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap, or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any other Governmental Authority (including, without limitation, Governmental Authorities in any foreign country in which Seller or any Subsidiary has any employees) against Seller or any Subsidiary pertaining to employees employed in the Business, and Seller is not aware of any basis for any such charge, investigation, administrative proceeding or complaint.

4.18 Employee Benefits. Schedule 4.18 attached hereto sets forth a complete and correct list of all Employee Benefit Plans. Seller has made available to Purchaser true, complete and correct copies of all such Employee Benefit Plans. To Seller's knowledge, each Employee Benefit Plan substantially complies in all material respects with the provisions of and has been administered in compliance with the provisions of ERISA and all other applicable Laws. Without limiting the generality of the foregoing, no "prohibited transaction" (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any Employee Benefit Plan that could result in the imposition of material Taxes or penalties on the Company, and neither Seller nor any Subsidiary has failed to make any contribution to, or to make any payment under, any Employee Benefit Plan that it was required to make pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law that could result in any material liability to the Company. There is no pending or, to Seller's knowledge, threatened Action against or involving any Employee Benefit Plan (other than routine claims for benefits) that could result in the imposition of any material liability on the Company.

4.19 Taxes.

(a) All Tax Returns relating to the Business that are required by Law to be filed by Seller or, to the knowledge of Seller, any International Subsidiary have been duly filed on a timely basis and all amounts set forth thereon have been paid in full. All such Tax Returns are correct and complete in all material respects. All Taxes that are due and payable by Seller or, to the knowledge of Seller, by any International Subsidiary with respect to the operations of the Business have been paid in full and all deposits required by Law to be made with respect to any such Taxes have been duly made. The Contributed Assets and, to the knowledge of Seller, the assets of the International Subsidiaries are and will be as of the Closing Date, free and clear of any Liens arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Liens against the Contributed Assets or the assets of any International Subsidiary in respect of any Taxes (other than Liens for Taxes if payment thereof is not yet required, and which are included as a tax liability on the Financial Statement, if such Taxes accrued before or as of the date thereof). From inception through the Closing Date, the Company will be treated as a disregarded entity for federal and state Tax purposes and will not be treated as a corporation for federal or state Tax purposes. The transactions contemplated by this Agreement will not give rise to the assertion of any additional Taxes against the Contributed Assets or, to the knowledge of Seller, the assets of any International Subsidiary. There is no extension or waiver of the period for assertion of any Taxes for which any International Subsidiary may be liable.

(b) To the knowledge of Seller, there is no action or proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any Governmental Authority for assessment or collection from any International Subsidiary of any Taxes of any nature and there is no basis for any Governmental Authority to assert that additional Taxes are due with respect to any International Subsidiary for any period prior to the Closing Date.

(c) To the knowledge of Seller, no powers of attorney or other authorizations are in effect that grant to any person the authority to represent any International Subsidiary in connection with any Tax matter or proceeding, or any such powers of attorney or other authorizations shall be revoked as of the Closing Date.

(d) To the knowledge of Seller, no International Subsidiary is liable for any taxes in any jurisdiction other than that jurisdiction in which such entity is organized. To the knowledge of Seller, none of the respective operations of Seller or of any International Subsidiary constitutes a permanent establishment in any country other than the country in which such entity is organized.

(e) To the knowledge of Seller, all documents in the possession or under the control of Seller or any International Subsidiary which attract any stamp or other transfer duty or tax have been properly stamped or taxed, other than documents pertaining to the transactions contemplated by this Agreement.

(f) To the knowledge of Seller, no International Subsidiary has effected in any time period up to and including the Closing Date any deemed dividend distribution and/or non-deductible expenses which would cause a Tax to be due with respect to that period.

4.20 Compliance with Law. Seller and the Subsidiaries are currently, and have been at all times, in material compliance with all Laws in their conduct of the Business. Neither Seller nor any Subsidiary has received any notice from, or otherwise been advised that, any Governmental Authority or other person is claiming any material violation or potential violation of any Law with respect to the conduct of the Business.

4.21 Permits. Schedule 4.21 hereto sets forth a list of all material Permits necessary for the lawful operation of the Business as presently conducted and as proposed to be conducted. True and complete copies thereof have been furnished to Purchaser. Seller and the Subsidiaries hold all Permits necessary for the lawful operation of the Business as presently conducted and as proposed to be conducted, and all such Permits are in full force and effect.

4.22 Insurance. Schedule 4.22 hereto contains an accurate list of all policies of insurance maintained by Seller and the Subsidiaries (indicating in each case which entity holds such policy) covering or affecting Seller, any Subsidiary or the Business. Seller has provided Purchaser with true and correct copies of all such insurance policies. All such policies are valid, outstanding and enforceable, and neither Seller nor any Subsidiary has agreed to modify or cancel any of such insurance policies prior to the Closing, nor has Seller or any Subsidiary received notice of any actual or threatened modification or cancellation of any such insurance. Purchaser acknowledges that Seller has no obligation to provide or arrange for any insurance for Purchaser relating to the period from and after the Closing.

4.23 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Seller or any Subsidiary in such manner as to give rise to any claim against Purchaser for any brokerage or finders' commission, fee or similar compensation. Seller shall indemnify Purchaser for any claims brought by any person for any brokerage or finders' commission, fee or similar compensation on account of this transaction.

4.24 SEC Filings, Full Disclosure. Seller's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the Securities and Exchange Commission , (ii) Seller's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, (iii) Seller's proxy statement relating to the 2000 annual meeting of stockholders and (iv) all other reports, statements and registration statements, including Current Reports on Form 8-K, if any, filed by Seller with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended, when filed, complied as to form and content, in all material respects, with the requirements of Law, and, taken as a whole, as they relate to the Business or the conduct thereof, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation, warranty or other statement of Seller relating to the Business or the conduct thereof contained in this Agreement or any certificate furnished to Purchaser in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1 Organization. Purchaser is a limited liability corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. Purchaser has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary action on the part of Purchaser.

5.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

5.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, Purchaser's organizational documents or any subscription, members' or similar agreements or understandings to which Purchaser is a party; (ii) a violation by Purchaser of any applicable Law; or (iii) a violation by Purchaser of any order, judgment, writ, injunction decree or award to which Purchaser is a party or by which Purchaser is bound or affected.

5.5 Consents and Approvals. No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other person or entity is required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement.

5.6 Full Disclosure. No representation, warranty or other statement of Purchaser contained in this Agreement or any other document, certificate or written statement furnished to Seller or the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.7 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Purchaser in such manner as to give rise to any claim against Seller or any Subsidiary for any brokerage or finders' commission, fee or similar compensation. Purchaser shall indemnify Seller for any claims brought by any person for any brokerage or finders' commission, fee or similar compensation on account of this transaction.

ARTICLE 6

COVENANTS PENDING CLOSING

6.1 Access to Information. From the date hereof through the Closing Date, Purchaser and its Representatives and Purchaser's lenders and financial sources shall have access during normal business hours to all properties, Books and Records, Contracts, Permits and other documents of or relating to Seller, the Subsidiaries and the Business in order to make such investigation as they shall deem desirable. Without limiting the generality of the foregoing, from and after the date hereof, in recognition of the intent of the parties as set forth in Section 3.4, (i) Purchaser shall have the right to have a Representative be present on any premises from which the Business is operated on a full time basis and (ii) Seller shall endeavor to bring to Purchaser's attention any and all material information relating to the operation of the Business. Seller shall furnish or cause to be furnished to Purchaser and its Representatives all data, information and reports concerning the Business as may reasonably be requested. No such investigation performed or information received by Purchaser or any Representative shall affect in any way the liability of Seller for the breach of any representation or warranty contained herein.

6.2 Conduct of the Business. Except as specifically contemplated by this Agreement or the Interim Management Agreement, from the date hereof through the Closing Date, Seller shall conduct (and shall cause the Subsidiaries to conduct) the Business in the ordinary course and consistent with past practice, shall pay all accounts payable when and as due, and shall use its (and shall cause each Subsidiary to use its) best efforts to preserve intact the business relationships of the Business, keep available the service of the employees of the Business and maintain satisfactory relationships with the suppliers to and customers of the Business. Without limiting the generality of the foregoing, without the prior written consent of Purchaser, Seller shall not (and shall not permit any Subsidiary to) (i) take or undertake or incur or permit to exist any of the acts, transactions, events or occurrences specified in Section 4.11 (with the understanding that the expiration of any Material Contract by its terms shall not constitute a violation of this clause (i)), (ii) terminate any employee without cause who may become a Company Employee, or (iii) enter into, or commit to enter into, any material contract or agreement, or amend any existing Material Contract, that will increase the amount of the Assumed Liabilities.

6.3 Third Party Consents. The Company and Purchaser shall take, in each case as promptly as possible, all action and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company and Purchaser will use reasonable efforts to obtain all waivers, Permits, consents, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or Governmental Authorities which are reasonably necessary or desirable in connection with the transactions contemplated by this Agreement.

6.4 Confidentiality. Seller and Purchaser will, and will cause their respective Representatives to, hold in strict confidence any information or data obtained in connection with this Agreement. If the transaction contemplated by this Agreement is not consummated, Seller will return to Purchaser, and Purchaser will return to Seller, all such information received from the other party, including, but not limited to, worksheets, memoranda and other documents prepared or made available in connection with this transaction and will not retain any copy or record of the same. No party shall use any information or data obtained in connection with the negotiation of the transactions contemplated by this Agreement for any purpose other than to pursue and further the consummation of such transactions. In the event that the transaction contemplated by this Agreement is not consummated, the confidentiality provisions of this Section 6.4 shall survive the termination of this Agreement and continue for a period of three years.

6.5 Publicity. It is anticipated that Seller will make a public announcement of the execution of this Agreement concurrently with or promptly following the execution hereof. Seller shall provide Purchaser with a copy of such press release for review and approval prior to the release thereof, such approval by Purchaser not to be unreasonably withheld. Any other press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby by either party, whether prior to or subsequent to the Closing, shall be provided to the other party for review and approval, which approval shall not be unreasonably withheld; provided, however, that customary tombstone advertisements by either party may be made without the requirement for any such approval.

6.6 Cooperation. Upon the terms and subject to the conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (i) Seller shall take, or cause to be taken, all necessary action to (A) form the Company under Delaware Law in a timely manner, (B) form each International Newco in a timely manner, (C) cause the Company and each International Newco to be treated for all periods from inception as a disregarded entity for federal and state Tax purposes, (D) to ensure that each International Subsidiary other than the International Newco's will be treated as a disregarded entity for federal and state Tax purposes as of immediately prior to the Closing and (E) not take any action that would cause the Company or any International Subsidiary to be treated as a corporation for federal or state Tax purposes on or after the Closing Date and (ii) in the event the Permits listed on Schedule 4.21 cannot be transferred to the Company prior to the anticipated Closing Date, Purchaser shall take, or shall cause the Company to take, all action necessary to (W) apply for and obtain similar permits in Purchaser's or the Company's name, (X) license the use of such Permits from Seller, (Y) provide for the sale and distribution through Seller of any products that can only be sold by a party holding such Permits or (Z) enter into such other lawful arrangement with Seller as shall permit the Closing to occur without undue delay, recognizing the need for the Company to be able to continue to operate the Business without limitation in a lawful manner from and after the Closing.

6.7 Employees. Prior to Closing, Purchaser shall identify (i) certain employees of Seller to whom the Company will make offers of employment. Such offers of employment shall be made on such commercially reasonable terms as Purchaser may prescribe. Such employees shall not commence employment with the Company until the Closing Date. Prior to the Closing, Purchaser shall identify those employees, if any, currently employed by an International Subsidiary whose employment will be terminated prior to Closing. Seller shall take all such action to transfer any such employees to other Subsidiaries or shall terminate the employment of all such employees so identified by Purchaser. Those employees who accept employment by the Company and who report for duty on the Closing Date and the employees of the International Subsidiaries who continue to be employed by their respective employers on and after the Closing are collectively referred to as "Company Employees". No employment related liabilities with respect to any Company Employees or any other employees of Seller or any Subsidiary will be assigned to or assumed by the Company, and Seller shall indemnify the Company and Purchaser from and against any and all such employment related liabilities, including, but not limited to, (i) any liabilities arising from the termination of employees of Seller or any Subsidiary who do not become Company Employees by operation of Law or pursuant to any agreement, plan or arrangement to which Seller or any Subsidiary is a party or by which Seller or any Subsidiary is bound, (ii) any payments due to any Company Employee at any time pursuant to any retention bonus plan, severance program or similar compensation arrangement to which Seller or any Subsidiary is a party that is in effect on or prior to the Closing Date, and (iii) any and all obligations under any stock option, stock purchase, phantom stock or similar equity incentive plan covering any Company Employees.

6.8 Updates to Schedules. Seller shall provide to Purchaser such amendments and updates to the Schedules hereto as shall be necessary to ensure that such Schedules remain accurate in all material respects from the date hereof through the Closing.

ARTICLE 7

CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:

7.1 Accuracy of Representations and Warranties. All representations and warranties of Seller contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects when made and on and as of the Closing Date as though made at that time.

7.2 Seller's Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Seller at or before the Closing Date shall have been duly and properly performed in all material respects, including, without limitation, the following: (i) Seller shall have formed the Company , Gupta UK and each other International Newco, if any, as required by Section 2.1, (ii) Seller shall have entered into the Operating Agreement and the Contribution Agreement with the Company and shall have caused appropriate contribution agreements and operating agreements or similar governing instruments to be entered into or executed by each International Newco, (iii) Seller, the Company and each International Newco shall have taken all action that can be taken prior to the Closing to ensure that the Company and each International Newco will be treated for all periods from inception as a disregarded entity for federal and state Tax purposes and shall not have taken any action to cause it to be treated as a corporation for federal or state Tax purposes, (iv) Seller, the Company and each International Subsidiary other than the International Newco's shall have taken all action that can be taken prior to the Closing to ensure that each such International Subsidiary will be treated as of immediately prior to the Closing Date as a disregarded entity for federal and state Tax purposes and shall not have taken any action to cause it to be treated as a corporation for federal or state Tax purposes, and (v) the transactions contemplated by the Contribution Agreement shall have been consummated and the Contributed Assets shall have been duly contributed to the Company (including all actions necessary to transfer ownership of the capital stock of, or other ownership interests in, each of the International Subsidiaries), free and clear of all Encumbrances.

7.3 Officer's Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by an authorized executive officer of Seller, certifying that the conditions specified in Sections 7.1 and 7.2, above, have each been fulfilled.

7.4 Requisite Consents. The licenses, Permits, authorizations, consents and approvals of and filings with any Governmental Authority, and the consents and approvals under all Material Contracts, that are listed on Schedule 7.4 attached (the "Requisite Consents") hereto shall have been duly obtained or made (subject to the limitation set forth in the final sentence of Section 6.6).

7.5 License to Retained Intellectual Property. The Company and Seller shall have entered into an Intellectual Property License Agreement in form and substance reasonably acceptable to Seller and Purchaser pursuant to which Seller will grant to the Company a perpetual, worldwide, royalty free, nonexclusive, nonassignable (other than in connection with a merger or sale of substantially all of the assets of the Company) license (without the right to sublicense, except to affiliated companies engaged in the Business and except as may be necessary in the conduct of the Business in the ordinary course) to use the Retained Intellectual Property in connection with the Business as it is conducted as of the Closing Date (the "Intellectual Property License").

7.6 Opinion of Counsel. Purchaser shall have received an opinion of legal counsel to Seller and the Company with respect to the matters set forth in Exhibit B attached hereto.

7.7 Release of Coast Lien. Purchaser shall have received evidence reasonably satisfactory to it that the Coast Lien has been released effective as of the Closing.

7.8 Execution of Subleases. Seller (as sub-lessor) and the Company (as sub-lessee) shall have entered into subleases, in form and substance reasonably acceptable to Purchaser, with respect to (i) such portion of the property located at 975 Islands Drive, Redwood City, California 94065 as the Company may reasonably require following the Closing and (ii) 2,860 square feet of the 28th Floor of the property located at 1111 Third Avenue, Seattle, Washington 98101 (the "Subleases").

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:

8.1 Accuracy of Purchaser's Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects when made and on and as of the Closing Date as though made at that time.

8.2 Purchaser's Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Purchaser at or before the Closing Date shall have been duly and properly performed in all material respects.

8.3 Officer's Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an authorized officer of Purchaser and an authorized officer of Purchaser, certifying that the conditions specified in Sections 8.1 and 8.2, above, have each been fulfilled.

8.4 Requisite Consents. The Requisite Consents shall have been duly obtained or made.

8.5 Release of Coast Lien. Seller shall have received evidence reasonably satisfactory to it that the Coast Lien has been released effective as of the Closing.

8.6 Assumption of Responsibility For Royalties by the Company. The Company shall have executed an agreement, in form and substance reasonably satisfactory to Seller and Purchaser, pursuant to which the Company will (i) assume responsibility, jointly and severally with Purchaser, for the payment of all Royalties payable pursuant to Section 3.2 and 3.3, and (ii) agree, for the benefit of Seller, to be bound by the covenants set forth in Section 10.8.

8.7 Execution of Subleases. Seller (as sub-lessor) and the Company (as sub-lessee) shall have entered into the Subleases.

ARTICLE 9

THE CLOSING

9.1 Closing. The closing of the sale and purchase of the Membership Interest (the "Closing" or "Closing Date") shall take place at 10:00 a.m. local time on such date as may be mutually agreed to by the parties.

9.2 Seller's Obligations. At the Closing, in addition to the documents required to be delivered pursuant to Article 7, Seller shall deliver to Purchaser a certificate representing the Membership Interest, duly endorsed or with duly endorsed membership interest transfer powers or assignments and such other instruments of transfer which may be reasonably necessary to transfer to Purchaser all of Seller's right, title and interest in and to the Membership Interest, all in a form acceptable for transfer on the books of the Company, together with such other instruments and documents as Purchaser reasonably deems necessary to effect the transactions contemplated hereby.

9.3 Purchaser's Obligations. At the Closing, in addition to the documents required to be delivered pursuant to Article 8, Purchaser shall deliver to Seller the Closing Date Payment to be paid to Seller by wire transfer to Seller's account as required by Section 2 above.

ARTICLE 10

POST CLOSING COVENANTS

10.1 Collection of Accounts Receivable. Following the Closing, Seller may use commercially reasonable means to collect the accounts receivables related to the Business that Seller retains in accordance with the procedures delineated on Schedule 10.1 hereto. Seller shall, within two (2) business days following receipt thereof, forward to the Company any payments received by Seller that belongs to the Company (each such payment to be forwarded to the Company without discount or deduction even if such payment relates to an Acquired Accounts Receivable, in which event the Company shall treat such payment as a collection with respect to an Acquired Account Receivable for the purposes of Section 3.4 hereof). Similarly, the Company shall, upon receiving after the Closing Date any payment of an account receivable that does not constitute an Acquired Account Receivable, forward such payment to Seller within two (2) business days following receipt thereof. Except as provided in the immediately following sentence, the Company will credit all payments collected to accounts receivable in descending order of age, and allow Seller to use a "first in, first out" inventory accounting principle (the "FIFO" method) for crediting its retained accounts receivable relating to the Business so that funds forwarded by the Company to Seller to satisfy an outstanding customer account receivable will be credited first to the oldest outstanding account(s) receivable of such customer of the Business retained by Seller. Neither Seller nor the Company shall be required to forward funds under this Section 10.1 if there is a bona fide dispute as to the obligation of the customer to pay the applicable account receivable; provided, that a dispute as to a particular account receivable of a customer of the Business shall not constitute grounds for withholding the forwarding of funds under this Section 10.1 in relation to any other, undisputed accounts receivable of such customer of the Business.

10.2 Payment of Accounts Payable. Seller shall pay in the ordinary course of business and without delay, and in any event within thirty (30) days of the invoice date, all accounts payable related to the Business that are retained by Seller, without offset or reduction of any kind.

10.3 Satisfaction of Obligations to Company Employees Under Seller's Stock Option Plans. From and after the Closing, Seller shall promptly perform all of its obligations to Company Employees under all stock option, stock purchase, phantom stock and other similar equity incentive plans.

10.4 Further Assurances; Transition Assistance. Seller shall (and Purchaser shall cause the Company to), at any time and from time to time following the Closing, promptly execute and deliver, or cause to be executed and delivered all such further instruments and take all such further actions as may be reasonably necessary or appropriate to (x) transfer to the Company, or to perfect or record the Company's title to or interest in, the Contributed Assets, (y) transfer to the Company, and effect the Company's assumption of, the Assumed Liabilities or (z) otherwise confirm or carry out the purposes and intent of this Agreement. If, at any time after the Closing, either party receives any payment, correspondence or other property that is intended for or belongs to the other party, or to which the other party is legally entitled, then the party receiving such payment, correspondence or other property shall promptly pay over such payment or deliver such correspondence or other property to the other party. Seller and the Company shall also assist each other following the Closing in effecting the transition of the Business to the Company in such manner as may reasonably be requested, including without limitation, by (i) providing, at no cost, information needed by the requesting party to prepare financial statements, Tax returns, filings under the Securities Exchange Act of 1934 and other filings with any Governmental Authority, (ii) providing, at no cost, such ancillary services as may be reasonably requested to facilitate the transition of the Business to the Company (e.g., forwarding telephone messages, providing assistance with employee benefit and other human resource issues, coordinating with vendors and customers, providing office supplies and similar types of services that may be needed by either party for a limited period of time following the Closing), (iii) making personnel available, at no cost, to answer operational questions, provide access to tools required by the Company to support its customers and provide other similar assistance reasonably requested by the other party, (iv) to the extent that the H-1B visa for any employee of Centura has not been transferred to the Company as of the Closing Date, retaining such employee (rather than transferring such employee to the Company as contemplated by Section 6.7) and providing the services of such employee to the Company by means of a subcontract or other similar arrangement until such transfer has been effected at which time such employee shall transfer to the Company and become a Company Employee, and (v) providing, with respect to any International Subsidiary, such assistance as may be reasonably requested by Purchaser or the Company to facilitate the transition of the Business conducted by such International Subsidiary. Purchaser agrees to cause the Company to acquire the resources needed to provide all administrative services required by the Business as of, or promptly following, the Closing Date so as to minimize the cost and inconvenience to Seller of providing certain transition support services as contemplated by this Section 10.4. In addition, the Company shall also enter into a reseller/distribution agreement with Seller on customary and reasonable terms pursuant to which the Company will provide international distribution for Seller's products on a non-exclusive basis.

10.5 Non-Solicitation of Employees. From and after the date hereof, and for a period of two years following the Closing, Seller shall not (i) hire any Company Employee within six months following the termination of his or her employment with the Company unless the Company has terminated such Company Employee's employment without cause, or (ii) encourage, solicit, induce or attempt to encourage, solicit or induce any employee, agent or representative of the Company who has been an employee, agent or representative of Seller or any Subsidiary at any time within the one year period preceding the Closing, to leave his or her employment with the Company, terminate his or her relationship with the Company or to devote less than his or her full-time efforts to the Business for any reason.

10.6 Covenant Not to Compete. From and after the date hereof, and for a period of five years following the Closing, Seller shall not directly or indirectly own, manage, finance, operate, join, control or participate in the ownership, management or operation of or be employed or connected in any manner with, any business that competes or intends to compete with the Business as conducted on the Closing Date.

10.7 Termination of the Compaq Agreement. No later than 30 days following the Closing, Seller and the Company shall take such action as may be necessary to terminate the contract between Seller and Compaq Computer Corporation (the "Compaq Agreement") in accordance with its terms. The Company shall continue to utilize the services of Compaq under the Compaq Agreement through the effective date of such termination.

10.8 Covenants During the Royalty Period. From the Closing Date through the date on which Purchaser's and the Company's obligations to pay Royalties under Section 3.2 and Section 3.3 have been fulfilled, neither Purchaser nor the Company shall (i) sell or otherwise transfer to any other person or entity all or any substantial portion of the assets of the Company unless the purchaser or transferee thereof agrees for the benefit of Seller to be bound by and responsible for the obligation of Purchaser and the Company to pay Royalties hereunder and agrees to ensure that the assets acquired remain available for the satisfaction of such obligation and otherwise to perform and observe the covenants set forth in this Section 10.8, (ii) merge with or permit the Company to merge with any other entity unless the surviving entity in such merger expressly agrees for the benefit of Seller to be bound by and responsible for the obligation of Purchaser and the Company to pay Royalties hereunder, (iii) pledge or encumber any substantial portion of the assets of the Company to secure any obligations of any third party unless such third party expressly agrees for the benefit of Seller to be bound by and responsible for the obligation of Purchaser and the Company to pay Royalties hereunder or (iv) take any action with the intent of limiting or impairing the ability of Purchaser and the Company to pay all Royalties required to be paid hereunder. No sale, transfer, merger, pledge or encumbrance permitted hereunder shall in any way relieve Purchaser or Seller from their obligation to pay Royalties hereunder. Seller shall agree to terminate the restrictions set forth in this Section 10.8 upon the delivery to Seller of a guaranty of Purchaser's and the Company's obligation to pay Royalties hereunder executed by Platinum Equity, LLC, the ultimate parent of Purchaser.

ARTICLE 11

INDEMNIFICATION

11.1 Survival of Representations and Warranties. All representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing through the date which is three years after the Closing Date, except all representations and warranties with respect to Tax matters shall survive through the applicable statute of limitations, including any extensions thereof.

11.2 Indemnification Obligations.

(a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser and the Company and their respective affiliates, officers, directors, members, employees and agents, and shall reimburse each such person on demand for any Damages resulting from any of the following:

(i) Any breach or default in the performance by Seller of any covenant or agreement contained herein or in any Ancillary Agreement or any other agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

(ii) Any breach of warranty or inaccurate representation made by Seller herein or in any Ancillary Agreement or any other agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Seller pursuant hereto or thereto;

(iii) any liabilities related to the operation of the Business through and including the Closing Date other than the Assumed Liabilities, including without limitation, all Actions relating to the operation of the Business on or prior to the Closing Date, regardless of when filed and all liabilities under any credit memos that were not deducted from the Purchase Price pursuant to Section 3.2(b)(iv);

(iv) the liabilities for which Seller is required to indemnify Purchaser pursuant to Sections 4.23 and 6.7;

(v) any and all liabilities and obligations related to any other business conducted by Seller whether before or after the Closing Date;

(vi) any liabilities or obligations to or claims by any stockholders of Seller arising from or related to the consummation of the transactions contemplated hereby;

(vii) any payment obligations of Seller or the Company to Compaq Computer Corporation under the Compaq Agreement for any period prior to the Closing or for any period after the Closing except for the payment obligation for services actually rendered to the Company by Compaq Computer Corporation under the Compaq Agreement prior to the effective date of the termination thereof contemplated by Section 10.7 (i.e., Seller shall be responsible for all costs of failing to meet the "minimums" requirements of the Compaq Agreement, including any such shortfall for the period from the Closing Date through the effective date of the termination of the Compaq Agreement); and

(viii) the International Liabilities;

provided, however, that, except with respect to Seller's obligations under the foregoing clauses (vii) and (viii), which shall not be subject to the following limitations, (A) Seller shall not be required to pay any Damages to Purchaser with respect to the breach of any representation or warranty pursuant to the foregoing clause (ii) unless the aggregate amount of all Damages exceeds $100,000, in which case all Damages shall be paid, including such $100,000, and (B) in no event shall the aggregate amount of Damages payable by Seller exceed $4,000,000 plus the amount of all Royalties payable hereunder, it being understood that, to the extent that Seller is not required to pay any Damages by virtue of the limitation set forth in the foregoing clause (B), such Damages can be offset by Purchaser against any Royalties otherwise payable to Seller at any future time pursuant to Section 3.3.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and any of its affiliates, officers, directors, members, employees and agents and shall reimburse each such person on demand for any Damages resulting from any of the following:

(i) Any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein or in any Ancillary Agreement or any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto;

(ii) Any breach of warranty or inaccurate representation made by Purchaser herein or in any Ancillary Agreement or any other agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto;

(iii) any and all liabilities and obligations related to any other business conducted by Purchaser or any of Purchaser's affiliates whether before or after the Closing Date; and

(v) The operation of the Business after the Closing Date, including any liabilities related to the operation of the Business after the Closing Date and all Actions relating to the operation of the Business after the Closing Date.

(c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party ("Indemnitee") shall be entitled to indemnification hereunder, Indemnitee shall notify the other party ("Indemnitor") in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been prejudiced in its ability to defend such claim. Such notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. If Indemnitee is duly notified of such dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within thirty (30) days (or such longer period as they may agree) of Indemnitor's delivery of notice of a dispute, such dispute shall be settled by binding arbitration in the manner set forth in Section 13.4. Any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor

(d) Defense of Third Party Claims. Upon receipt by Indemnitor of a notice from Indemnitee with respect to any claim of a third party against Indemnitee, Indemnitor shall assume the defense of such claim with counsel reasonably satisfactory to Indemnitee, and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor elects to assume the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder involving only cash payment and/or a release from liability; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee's right to indemnification, Indemnitee shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor's expense (subject to the validity of the Indemnitee's claim), and Indemnitee shall have control over the litigation and authority to resolve such claim subject to this Section 11.2.

11.3 Right of Offset. To the extent that Seller fails to make any payment which Seller has finally been determined to be obligated to make pursuant to this Section 11, Purchaser shall have the right to offset an amount equal to such payment from any Royalties otherwise payable to Seller pursuant to Section 3.3. To the extent that Purchaser has made a claim for indemnification hereunder but Seller has disputed such claim and it has not finally been determined as provided herein that Seller is obligated to make such payment, Purchaser shall have the obligation to deposit in a segregated account a portion of any Royalties otherwise payable to Seller pursuant to Section 3.3 in an amount equal to the disputed claim and to hold such amount pending resolution of such claim.

ARTICLE 12

TAX MATTERS

12.1 Tax Matters.

(a) All Taxes of the International Subsidiaries for taxable periods beginning before the Closing Date and ending on or after the Closing Date will be allocable between the partial taxable period on the Closing Date and the partial period beginning on the day after the Closing Date and ending at any time thereafter by means of closing the books and records for each International Subsidiary on the Closing Date, provided that any such Taxes that are calculated on an annual basis shall be based upon the assessment in place as of the Closing Date and shall be allocated between the partial taxable period ending on the Closing Date and the partial taxable period beginning on the day after the Closing Date in proportion to the number of days in each such partial taxable period. Taxes allocated to the partial taxable period ending on the Closing Date, including, without limitation, any and all Taxes payable as a result of the transactions contemplated by this Agreement (the "Indemnified Tax Liabilities") shall be paid by Seller. Taxes allocable to the partial taxable periods beginning on the day after the Closing Date and ending at any time thereafter are the responsibility of Purchaser. Any refunds of Taxes for periods (including partial periods) ending on the Closing Date shall be payable to Seller.

(b) Purchaser agrees to keep and, except to the extent books and records have been transferred to Purchaser, Seller agrees to keep, or require any successor to keep, all books and records required to be maintained by any International Subsidiary under the Laws of any applicable Governmental Authority until at least December 31, 2008 and thereafter, each party shall first notify the other party of its intent to destroy such books and records and give such other party the opportunity to take the books and records before they are destroyed. Each party agrees to furnish or cause to be furnished to the other party, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to any International Subsidiary as is reasonably necessary for the preparation of any Tax Return for Taxes, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes paid.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Further Assurances. Seller and the Company, at any time before or after the Closing, will execute, acknowledge and deliver any further documents and instruments reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of giving effect to the transactions contemplated by this Agreement.

13.2 Expenses. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

13.3 Entire Agreement. This Agreement, together with the agreements referred to herein and the Schedules and Exhibits hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

13.4 Governing Law. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of California, without regard to the Laws of the State of California as to choice or conflict of Laws.

13.5 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

13.6 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may, without the consent of Seller, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any affiliate of Purchaser, or in connection with a sale of the Company or of substantially all of the assets of Purchaser or the Company.

13.7 Successors and Assigns; No Third Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

13.8 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing (i) by mutual written agreement of Purchaser and Seller, (ii) by Purchaser or Seller upon written notice to the non-terminating party by the terminating party at any time after February 28, 2001 if the transactions contemplated hereby have not been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party or by the failure of such Party to obtain a Requisite Consent, or (iii) by Purchaser or Seller if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non- terminating party set forth in this Agreement and either the non-terminating party fails to cure such breach within 30 days following notification thereof by the terminating party or the breach is not reasonably capable of being cured within 30 days after notice thereof. Upon termination pursuant hereto, this Agreement shall become void and of no further force or effect, and neither party shall have any liability to the other in connection therewith, except that the foregoing shall not relieve either party of any liability for breach of this Agreement.

13.9 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Seller: Centura Software Corp.
975 Island Drive
Redwood Shores, CA 94065
Attn: Ric Lucien
Facsimile No.: (650) 596-4900

with a copy to: Orrick, Herrington & Sutcliffe, LLP
400 Sansome Street
San Francisco, CA 94025
Attn: Richard S. Grey, Esq.
Facsimile No.: (415) 773-5759

If to Purchaser: c/o Platinum Equity, LLC
2049 Century Park East, Suite 2700
Los Angeles, California, 90067
Attn: Eva M. Kalawski, Esq.
Facsimile No.: (310) 712-1863

with a copy to: Riordan & McKinzie
600 Anton Boulevard, 18th Floor
Costa Mesa, California, 92626
Attn: James W. Loss, Esq.
Facsimile No.: (714) 549-3244

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier, or (iii) upon confirmation of transmission, if sent by telecopier. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

13.10 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

13.11 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

13.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

13.13 Facsimile Signatures. This Agreement, any Ancillary Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement, any Ancillary Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

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[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

"PURCHASER": GUPTA HOLDINGS, LLC By:________________________________ William M. Foltz, Jr., Vice President	"SELLER": CENTURA SOFTWARE CORPORATION By: Jon Bowman, Executive Vice President and Chief Operating Officer

UNDERTAKING BY PLATINUM EQUITY, LLC

The undersigned, Platinum Equity, LLC, hereby agrees to be responsible for the performance by Purchaser of, and to cause Purchaser to perform, all of the obligations under this Agreement that are to be performed by Purchaser on or prior to the Closing Date, including, without limitation, payment of the Closing Date Payment, as provided herein, to the same extent as if Platinum Equity, LLC were the purchaser hereunder. The obligations of Platinum Equity, LLC pursuant to this undertaking shall terminate and be of no further force or effect immediately upon the Closing.

PLATINUM EQUITY, LLC

By:______________________________

William M. Foltz, Jr.

Chief Financial Officer

EXHIBITS

Exhibit A Form of Contribution Agreement

Exhibit B Matters to be Covered by Opinion of Legal Counsel to Seller

SCHEDULES

Schedule 1.1 Description of the Business

Schedule 1.2 Excluded Revenue

Schedule 3.2(b) Initial Schedule of Deferred Revenue Liability

Schedule 3.5 Allocation of Purchase Price

Schedule 4.1 Jurisdictions in Which Seller is Qualified as a Foreign Corporation

Schedule 4.5 Subsidiaries

Schedule 4.7 Consents and Approvals

Schedule 4.8 Litigation

Schedule 4.9(a) Financial Statements

Schedule 4.9(b) Company Projections

Schedule 4.10 Liabilities

Schedule 4.11 Certain Changes

Schedule 4.12 Real Property

Schedule 4.13(a) Material Contracts

Schedule 4.13(b) Material Contracts and Leases of the International Subsidiaries

Schedule 4.15 Intellectual Property

Schedule 4.17 Employees

Schedule 4.18 Employee Benefits

Schedule 4.21 Permits

Schedule 4.22 Insurance

Schedule 7.4 Requisite Consents

Schedule 10.1 Procedures for Collecting Accounts Receivable Retained by Seller